Exhibit 18
October 11, 2012

Board of Directors
Whirlpool Corporation
2000 Michigan Route 63
Benton Harbor, MI 49022

Ladies and Gentlemen:
Note 2 of the Notes to the Consolidated Financial Statements of Whirlpool Corporation (“the Company”) included in its Form 10-Q for the period ended September 30, 2012 describes a change in the method of accounting regarding the date of the Company's annual impairment assessment for goodwill and other indefinite-lived intangible assets from November 30 to the first day of the fourth quarter (October 1). There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States) of any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2011 and therefore we do not express any opinion on any consolidated financial statements of the Company subsequent to that date.
Very truly yours,
/s/ ERNST & YOUNG LLP